Exhibit 5.1
September 29, 2021
The Davey Tree Expert Company
1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
Re: Registration Statement on Form S-8 — The Davey 401KSOP and ESOP (January 1, 2015 Restatement)
Ladies and Gentlemen:
The Davey Tree Expert Company, an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of up to 500,000 Common Shares of the Company (the “Common Shares”) available for issuance pursuant to the terms of The Davey 401KSOP and ESOP (January 1, 2015 Restatement) (as amended, the “Plan”).
Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.
In rendering this opinion, we have examined copies of (a) the 2017 Amended Articles of Incorporation, as amended, and 2017 Amended and Restated Regulations, each in the form filed as exhibits with the Commission, (b) the Plan, in the form filed as an exhibit to this Registration Statement, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.
As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to and in accordance with the Plan, upon receipt by the Company of adequate consideration therefore, the Common Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.
In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Common Shares pursuant to the Plan will be in full force and effect at all times at which the Common Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP